Exhibit 99.1

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC. COMPLETES

PRIVATE OFFERING OF 6½% SENIOR SUBORDINATED NOTES

BRENTWOOD, Tenn. (December 16, 2004) — Community Health Systems, Inc. (NYSE: CYH) announced today that it has completed a private offering of $300 million aggregate principal amount of 6½% senior subordinated notes due 2012.  The private offering was increased in size from the previously announced $250 million aggregate principal amount. The senior subordinated notes were sold in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933.  The senior subordinated notes have not been registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933 and any applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or any other securities.

Community Health Systems will use the net proceeds from the offering to repay borrowings under the revolving tranche of its senior secured credit facility and for general corporate purposes.

Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country.  Through its subsidiaries, Community Health Systems currently owns, leases or operates 71 hospitals in 22 states.  Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care.  Shares in Community Health Systems are traded on the New York Stock Exchange under the symbol “CYH.”

This press release contains forward-looking statements regarding the ability of Community Health Systems to use the proceeds of the offering as stated above.  These forward-looking statements involve a number of risks and uncertainties.  Readers are also referred to the documents filed by Community Health Systems with the Securities and Exchange Commission which identify important other risk factors and uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

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